UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):   September 30, 2015

Long Island Iced Tea Corp.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-55448	47-2624098
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

116 Charlotte Avenue, Hicksville, NY	11801
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:   (855) 542-2832

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of Holdco under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

ITEM 3.02.	UNREGISTERED SALES OF EQUITY SECURITIES.

On September 30, 2015, Long Island Iced Tea Corp. (the “Company”) sold an aggregate of 72,750 units at a price of $4.00 per unit. The sale is part of a private placement of up to $3,000,000 of units (the “Offering”) being conducted by the Company on a “best efforts” basis through a placement agent (the “Placement Agent”). The Offering will terminate on the earlier of the sale of the full $3,000,000 and October 30, 2015. The Company previously sold an aggregate of 65,500 units in the Offering on September 17, 2015. Accordingly, the Company has received total gross proceeds of $553,000 in Offering as of the date of this report.

The units consist of one share of the Company’s common stock and one warrant. The units are separable immediately upon issuance and are issued separately as shares of common stock and warrants.

Each warrant entitles the holder to purchase one share of the Company’s common stock at an exercise price of $6.00 per share, commencing immediately and expiring on September 17, 2018. The exercise price and number of shares of common stock issuable on exercise of the warrants are subject to adjustment in the event of any stock split, stock combination, stock dividend or reclassification of the common stock. In addition, in the event of a fundamental transaction, a holder of warrants will be entitled to receive, at the holder’s option, the number of shares of common stock of the successor corporation and any additional consideration that the holder would have been entitled to receive if the warrant had been exercised immediately prior to such fundamental transaction. The Company may call the warrants for redemption, in whole and not in part, at a price of $0.01 per warrant, if (i) the closing price per share of the common stock is at least $10.00 for 30 consecutive trading days ending on the third business day prior to the notice of redemption or (ii) the common stock is listed for trading on a national securities exchange and the closing price per share of common stock on the first day of trading on such exchange is at least $7.50. The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

Pursuant to the subscription agreement entered into with each of the investors in the Offering, the investors have certain “piggyback” registration rights covering the resale of the shares of common stock to be sold in this Offering and the shares of common stock underlying the warrants.

The Placement Agent is entitled to a commission equal to (a) 10% of the aggregate purchase price from the units sold to investors introduced to the Company by the Placement Agent, and (b) 5% of the aggregate purchase price from the units sold to investors that were not introduced to the Company by the Placement Agent. In addition, the Company will pay the Placement Agent a non-accountable expense allowance equal to 3% of the aggregate purchase price from the units sold to investors introduced to the Company by the Placement Agent. At the final closing, the Placement Agent also will receive warrants to purchase a number of shares of the Company’s common stock equal to 10% of the total shares included in the units sold in the Placement, with an exercise price of $6.00 per share. Furthermore, if the Company sells the full $3,000,000 of units in the Placement, for the 12 month period commencing on the final closing of the Placement, the Placement Agent will have a right of first refusal to act as passive bookrunner with respect to any proposed underwritten public distribution or private placement of the Company’s securities. The Company also previously paid the Placement Agent a $15,000 commitment fee. The Company has accrued or paid to the Placement Agent an aggregate of $70,090 in commissions, fees and expenses as of the date of this report.

The units, the shares of common stock and warrants underlying the units and the shares of common stock underlying the warrants included in the units have not been registered under the Securities Act of 1933, as amended (“Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This report does not constitute an offer to sell or the solicitation of an offer to buy the Company’s securities, nor shall it constitute an offer or solicitation in any jurisdiction in which such offer or solicitation is unlawful.

The Offering is being conducted pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D thereunder. The Offering is being made solely to accredited investors without the use of any general solicitation or general advertising.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 1, 2015	LONG ISLAND ICED TEA CORP.

	By:	/s/ Philip Thomas
Philip Thomas Chief Executive Officer